Exhibit 99.1

Event ID: 5202826

Culture: en-US

Event Name: Q3 2013 The Mosaic Company Earnings Conference Call

Event Date: 2013-11-05T14:00:00 UTC

P: Operator;;

C: Laura Gagnon; The Mosaic Company; VP, IR

C: Jim Prokopanko; The Mosaic Company; President & CEO

C: Lawrence Stranghoener; The Mosaic Company; EVP & CFO

P: Joel Jackson; BMO Capital Markets; Analyst

C: Rick McLellan; The Mosaic Company; SVP, Commercial

C: Joc O’Rourke; The Mosaic Company; EVP, Operations and COO

C: Larry Stranghoener; The Mosaic Company; EVP & CFO

P: PJ Juvekar; Citigroup; Analyst

P: Kurt Schoen; CLSA; Analyst

P: Chris Parkinson; Credit Suisse; Analyst

P: Ben Isaacson; Scotiabank; Analyst

P: Jeff Zekauskas; JPMorgan Securities Inc.; Analyst

P: Kevin McCarthy; BofA Merrill Lynch; Analyst

P: Jacob Bout; CIBC World Markets; Analyst

P: Don Carson; Susquehanna Financial Group / SIG; Analyst

P: Michael Piken; Cleveland Research Company; Analyst

P: Adam Samuelson; Goldman Sachs; Analyst

P: Mark Gulley; BGC Partners; Analyst

P: Matthew Korn; Barclays Capital; Analyst

+++ presentation

Operator: Good morning, ladies and gentlemen, and welcome to The Mosaic Company’s Third Quarter 2013 Earnings Conference Call. At this time, all participants have been placed in a listen-only mode. After the Company completes their prepared remarks, the lines will be opened to take your questions. Your host for today’s call is Laura Gagnon, Vice President, Investor Relations of The Mosaic Company.

Laura Gagnon: Thank you and welcome to our third quarter 2013 earnings call. Presenting today will be Jim Prokopanko, President and Chief Executive Officer, and Larry Stranghoener, Executive Vice President and Chief Financial Officer. We also have members of the senior leadership team available to answer your questions after the prepared remarks.

After my introductory comments, Jim will review Mosaic’s accomplishments for the quarter and our views on current and future market conditions. Larry will share insights into our results and our future expectations. The presentation slides we are using during the call are available on our website at Mosaicco.com.

We will be making forward-looking statements during this conference call. The statements include, but are not limited to, statements about future financial and operating results. They are based on Management’s beliefs and expectations, as of today’s date, November 5, 2013, and are subject to significant risks and uncertainties. Actual results may differ materially from projected results. Factors that could cause actual results to differ materially from those in the forward-looking statements are included in our press release issued this morning and in our reports filed with the Securities and Exchange Commission. Now, I’d like to turn it over to Jim.

Jim Prokopanko: Good morning. Thank you for joining our earnings discussion for the third quarter of 2013. We have a lot to talk about today, so let’s get right to it.

First, as you’re all aware, the external business environment was very challenging during the quarter and that is clearly reflected in our results. We operate in a capital-intensive, cyclical industry where prudent capital allocation is critical to competitive success. While troughs are part of every cyclical industry, these periods provide significant opportunities for companies like Mosaic — companies with strong balance sheets and the ability to execute an effective strategy.

Our earnings reflect the difficult operating environment, but it is worth noting that Mosaic was still able to generate operating earnings of $144 million on revenue of $1.9 billion. These results include $142 million or $0.22 per share in negative notable items. These are largely non-cash and they are primarily the result of strategic decisions that I will discuss in more detail.

We’ve built a highly resilient business and we continue to manage the Company for the long-term, as our results and actions this quarter demonstrate. The current market conditions do not change the long-term outlook for Mosaic or our strategy. We are focused on building reliable, long-term sources of cash flow and we’re succeeding at that in both business units.

In Phosphates, our Saudi joint venture is progressing well and we’re reinforcing our advantaged cost position. In Potash, our expenses remain on budget and on schedule and we’re in the process of demonstrating the capacity of Esterhazy K2.

Our innovation lead continues to grow, with the launch early next year of our new potash premium product, joining the strong performance of our MicroEssentials® product. We’ve also made major strategic strides in the past few months, further positioning Mosaic to achieve its vision of being the world’s leading crop nutrition company.

Last week, as you know, we announced that we reached an agreement to acquire CF Industries phosphate business for $1.2 billion plus $200 million for their asset retirement escrow. We also reached a long-term agreement for CF to supply Mosaic with a substantial portion of the ammonia we need to manufacture phosphate products. These deals make perfect sense for Mosaic and for our shareholders.

Because of the proximity of CF’s South Pasture mine to our planned Ona mine, we will no longer need to build a full beneficiation plant at Ona, which would have been a $1 billion investment. The ammonia deal allowed us to forgo a proposed ammonia plant in Louisiana, which would have cost $1.1 billion. Most important, after the transaction closes, we will have increased phosphate capacity to help meet growing global demand and capture substantial and highly probable operating synergies.

We recently reached two additional strategic decisions. First, we intend to sell our assets in Argentina and Chile and exit our distribution business there. Our business model simply did not match what the market demands, which is primarily a barter market and our profitability was not sufficient to justify continued investment. Our South America strategy is focused on Brazil, where the future of agriculture remains very bright.

Second, we are in the process of decommissioning our small potash mine in Hersey, Michigan, where we are facing significant capital outlays for potash reserve development and where we are preparing to sell it as a salt production mine. Together, these two decisions and the cancellation of the ammonia project resulted in pretax charges of $123 million, which was largely non-cash in the results we reported today. All of these actions fit perfectly with our strategy and streamline our operations and we expect all of them will contribute to greater shareholder value in the years ahead.

Now, I’ll return to the current markets. Prices for both potash and phosphates slipped lower, driven by a number of factors, including, to name a few, the weak shipments into India and China and the late harvest in North America. All of these factors are leading to very cautious hand to mouth customer buying decisions.

We have always said that economics will win in the end and we believe that continues to be true. The current situation is primarily driven by good old supply and demand. Supply is increasing and shipments are temporarily soft. We expect to these conditions to persist into 2014, but over time, we expect demand will return.

The world’s farmers simply cannot grow their yields and their profitability without our products. As I said earlier, this is a cyclical business, but the long-term trend is solidly upwards. The 2013 crop is likely to come in as the biggest ever and farmers are prospering and that’s very good news for global food security.

Even so, even with the largest crop the world has ever produced, yields must grow substantially from here to meet the future demand. Simply extrapolating the trend from the last 30 years demonstrates the need for significantly higher yields and of course, more fertilizer application. Farmers continue to reap large profits with their large crops, even with moderating grain and oilseed prices.

Revenue and profit per acre matter to farmers. Crop nutrients are extremely affordable and they’re helping drive strong yields, which in turn, drives compelling farm profitability. Over time, economic fundamentals will be in our favor.

The outlook for the rest of the decade for potash supply and demand looks balanced, even as new capacity comes online and we expect operating rates to rise to the mid-80% range. For phosphate, the long-term supply and demand equation is positive and we expect to operate at high rates in that business over the coming decade. In fact, if you look at phosphate demand, it is difficult not to notice the continued steady growth; a trend that bodes well for our two recently announced investments. Overall, the quarter was challenging, but we see brighter days ahead.

Now, I’d like to ask Larry to provide more context on this quarter. Larry?

Lawrence Stranghoener: Thank you, Jim. Given the complex nature of our results, I’d like to spend some time helping you understand our performance and then I will provide our guidance for the fourth quarter. Our earnings reflect market realities, as well as the largely non-cash, negative notable items of $142 million in this quarter, including the $123 million in charges Jim mentioned, which reflect important strategic choices we have made.

Markets set prices for our products, but we can control our costs. Selling, general, and administrative expenses were $94 million during the quarter, down from $115 million last year. This decrease was driven by lower incentive compensation and benefits combined with the end of costs associated with last year’s corporate systems initiatives.

One item that likely has drawn your attention is our negative cash flow for the quarter. Timing worked against us here. In the month of June, the first month of our seven month stub year, cash from operations was $434 million, so our year-to-date cash flow from operations for the stub period was strongly positive and is expected to more than double by the end of the year.

We anticipate improvement in domestic demand now that the North American harvest is winding down and farmers are focusing on fall applications and this will draw down inventories. While we do not expect any meaningful short-term price appreciation, the expected reduction in working capital should result in a more normalized operating cash flow situation in the fourth quarter.

Moving on to the segments, in Potash, net sales were down significantly as a result of lower realized prices and lower sales volumes, primarily to North America; both driven by factors I just described. Note that operating earnings for the segment included the charge for the exit of the Hersey, Michigan potash mine. We produced 2 million tonnes of product during the quarter, building inventory as a result of the ongoing Esterhazy K2 proving run, which is nearing completion.

Our Colonsay mine remained idle during the quarter. In the Phosphates segment, net sales, margins, and earnings were down due to lower prices and volumes, as the phosphate business experienced a spillover effect from potash. Buyers of crop nutrients generally got significantly more cautious. Lower finished phosphate pricing was only partially offset by lower raw material prices, which I will address shortly.

This segment’s operating earnings also reflect two charges — the exit from the southern cone of South America and discontinuation of the ammonia project. Normally, there is roughly a one quarter lag between market prices of raw materials and prices we realize in our cost of goods sold. This quarter, however, we had lower sales volumes and as a result, a much longer lag.

Much of the benefit from lower raw materials prices went into finished goods inventory. We expect our cost of goods sold to decrease, offsetting further phosphate price declines as we work through this higher cost inventory during the first quarter. In fact, we anticipate ammonia and sulfur prices realized in our cost of goods sold to decline to $405 and $120 per tonne, respectively, in our fourth quarter.

Our results in both segments highlight both the seasonal and cyclical nature of our business and the necessity of maintaining low-cost operations. As we discussed during our analyst day presentations last month, we are well-positioned on the cost curves in both potash and phosphate and we are working to further reduce costs.

Now, a few notes on capital deployment — first, we do not expect to see our phosphate acquisition to have an impact on our ability to repurchase shares, whether from the MAC trusts or on the open market. We continue to look forward to late November, after which our repurchase restrictions will be lifted.

We also intend to take advantage of some of our additional debt capacity in the near future. We were restricted from issuing bonds while we were in material negotiations regarding the CF transaction. Now that we have announced the transaction and will file a current 10-Q, we expect to conduct an offering soon, assuming market conditions remain favorable.

Now, I’ll turn to guidance for the fourth quarter of 2013. We expect potash sales volumes to be in the range of 1.5 million tonnes to 1.9 million tonnes compared with actual volumes of 1.4 million tonnes in the same period of last year. We expect average realized potash prices to be in the range of $285 to $310 per tonne. The gross margin rate for the Potash segment is expected to be in the mid-20% range.

Our operating rate in Potash during the fourth quarter is expected to be below 65%, with planned Esterhazy maintenance after successful completion of the proving run. Brine management expenses are expected to be in a range of $45 million to $55 million for the quarter and Canadian resource taxes and royalties are expected to be in the range of $40 million to $60 million.

In Phosphates, sales volumes are expected to range from 2.5 million to 2.9 million tonnes for the fourth quarter compared to 2.8 million tonnes in last year’s period. We expect our realized prices for DAP to range from $370 to $400 per tonne. The gross margin rate for the Phosphates segment is expected to be about flat with the third quarter.

Mosaic’s Phosphates operating rate is expected to be approximately 80% during the fourth quarter. Also, for the fourth quarter, we estimate SG&A expenses will be approximately $90 million to $105 million. For the seven-month stub period, we estimate an effective tax rate continuing in the high teens percent range and capital expenditures and investments in the range of $900 million to $1.1 billion. With that, I will turn the call back to Jim for his concluding remarks.

Jim Prokopanko: Thank you, Larry. Clearly, our markets are in the challenging part of the cycle. As we’ve stated many times, we know our business is cyclical and we plan for the troughs so that we can take advantage of the opportunities they present.

At Mosaic, we’re addressing the things we can control and our strategy is working, as our very important strategic progress over the past few months makes clear. At our investor event last month, we reinforced our commitments to reducing sustaining capital and operating expenses and improving our position on the global cost curves.

Our approved potash expansions are on track with work progressing at our Esterhazy K3 shaft, which will give us significant optionality in the future. Earlier this year, we proactively delayed our additional brownfield expansions in Belle Plaine and Colonsay due to higher capital costs.

In the past six months, we’ve announced the investment in a joint venture in Saudi Arabia, the purchase of CF Industries phosphate business, and an expansion of our footprint in Brazil; all to position us to capitalize on the very favorable long-term fundamentals.

Today, we’ve discussed additional strategic decisions, which, along with our plans to return excess capital to our shareholders, are designed to optimize returns on our invested capital and generate shareholder value over the long-term. We’ve built an adaptable company designed to succeed in the dips, accelerate in the peaks, and find opportunities throughout the cycle. Our results demonstrate that we can do just that. We are well-positioned to succeed now and to amplify our success when, not if, markets improve.

Regardless of the markets, you should expect more of the same from us — steady, prudent management and a willingness to seize opportunities, all with a continual commitment to generate solid returns for shareholders. Mosaic’s future is bright; both because of our strategic progress and because of the remarkable opportunities ahead.

Our future is tied to the greatest challenge of our time, a challenge that will increase for generations ahead — feeding this growing planet. The world has to grow more food, a whole lot more food, and it simply cannot do so without good crop nutrition. Therein lies the value of Mosaic; an excellent franchise, built to withstand the troughs and prosper throughout the cycle, supported by compelling future demand story. That’s great opportunity for the long-term, for all of our stakeholders.

Now, we’d be happy to take your questions. Operator?

+++ q-and-a

Operator: (Operator Instructions)

Joel Jackson, BMO Capital Markets.

Joel Jackson: Just looking at some of your guidance for volume for Q4, you seem to be guiding to a similar volume as Q4 2012, but for some higher volumes for potash. Can you just talk about how you see international and North America in Q4 versus Q4 of last year for the two businesses, how that might differ?

Jim Prokopanko: I’ll turn it over to Rick McLellan to address the volume forecast. Rick?

Rick McLellan: Your question is about how we see Q4 domestic and export versus last year. The thing that probably is the biggest impact on our Q4 is the fact that North American buyers didn’t come to the table during our Q3 this year. Where last year, if you remember, the fall application season and the crop was harvested four weeks ago at the same period last year. We saw the dealer network not step in for product and year-over-year, we think the export market stays relatively the same. So the growth is going to be or what we expect to be in the quarter is all around domestic.

Joel Jackson: Okay. Just following up on some of your asset sales you’re talking about here in Chile and Argentina and in the Hersey mine in Michigan, could you talk about what salt production was in 2012 or calendar 2013? Also in Argentina, what percent of the Argentina/Chile assets would you guess would be attributed to the SSP plant? Is that capacity on SSP 250,000 tonnes? Thanks.

Jim Prokopanko: Joel, you asked two questions. One was about salt production, I’m going to have Joc O’Rourke speak to that and the other question was about SSP production and Larry Stranghoener, our CFO, can answer that. Joc, would you address the salt question?

Joc O’Rourke: Last year, our salt production at Hersey was somewhere in the range of 250,000 to 270,000 tonnes of salt, so it’s approximately 4 to 5 times the amount of potash produced at that operation. We have a long-term contract to sell that salt to Compass Minerals.

Larry Stranghoener: Joel, with respect to the assets in Argentina, the great majority of the assets there are inventory. It’s their prime season right now, so inventory values are quite high. The SSP plant is a relatively small part of the asset value, but could, in fact, be the most attractive asset we have for sale.

Operator: P.J. Juvekar, Citi.

PJ Juvekar: Can you talk about brine management costs? They were down significantly. Can you talk about what were reasons behind it? Was it reduced production or your other drilling techniques et cetera? What is a reasonable estimate going forward?

Jim Prokopanko: We’re going to have Joc O’Rourke, our Chief Operating Officer leading our production facilities, address that. Joc?

Joc O’Rourke: Our brine management costs have been down and that is a combination of some success in some of our — we talked about a year ago doing some grout curtaining, as we called it, and some horizontal drilling. That’s complete, so that’s allowed our costs to come down a little bit. Certainly, not related, in any way, to production because it’s an independent operation. But overall, they’ve come down, through better management, I think, and some of the success of our programs.

Larry Stranghoener: I would just add, ongoing costs are expected to range from $45 million to $55 million per quarter.

Operator: Mark Connelly, CLSA.

Kurt Schoen: This is Kurt Schoen in for Mark. With your cancellation of the ammonia plant, how much more ammonia will you guys need once you expand Ona and DeSoto mines? Would you guys consider building an ammonia plant at that time to fill that shortage?

Jim Prokopanko: We’re going to be — we have demands for about 1.5 million tonnes; between what we will have via the CF contracts and what we produce of our own in Louisiana we will have a deficit of about 300,000 to 350,000 tonnes and we’re considering what the options are to fill that hole.

It doesn’t hurt being open to some spot market prices. We’ll figure that out as we go with this contract with CF being so new. Just give us some time to figure out the best way to fill that deficit.

Operator: Chris Parkinson, Credit Suisse.

Chris Parkinson: On the Phosphate business, you indicated that it may take some time to realize the full benefits of lower sulfur and ammonia costs. Can you give a little more detail on how to think about this going forward as we head into 2014, giving particular consideration to current inventory levels? Thank you.

Jim Prokopanko: Larry, why don’t you handle that question.

Larry Stranghoener: I think, as we tried to point out on the call, there’s typically about a three-month lag. I think it probably got extended by about a month or two just because of slower sales and inventory build in the third quarter. But generally speaking, if you look at market prices, those are the prices that we’ll be realizing in the cost of goods sold three to four months later. The trends are certainly positive with respect to ammonia and sulfur costs and that’s helping us preserve margins in this business even as prices continue to slip a bit.

Operator: Ben Isaacson, Scotiabank.

Ben Isaacson: With respect to Canpotex, we’re seeing several of your competitors being more aggressive in product placement strategies, as well as several large MOUs being signed recently. Can you talk about whether market share, retention, which is, I guess the strategy you talked about at your investor day, can that be achieved without having to sacrifice prices any further?

Jim Prokopanko: Good question Ben and there seems to be a lot of information spilled about market shares. More than market shares, we look for customer retention and Canpotex has been exceptional at that. There aren’t many customers in the world that want all their eggs in one basket. With all of the noise and sparks that are going on in the last couple of months, that’s starting to settle down.

I think that we’ve got world market in the high 50 millions, 57 million, 59 million tonnes, no one supplier can supply all that product. So when they run out and if some customers want to sell at a lower price, let them sell at a lower price, but we know who our target customers are. We continue to serve them, serve them very, very well and they want to do business with Canpotex. We’re not getting into a market share war here, at least not from my perspective.

Operator: Jeff Zekauskas, JPMorgan.

Jeff Zekauskas: You indicated that your tax rate for the stub period will be in the upper teens. Why is that? Why is it so much lower than in the first half of the year?

Jim Prokopanko: I’ll have our CFO, Larry Stranghoener, answer that. Larry?

Larry Stranghoener: Like all companies, Jeff, we have certain tax preferences. When income is falling, there’s this somewhat perverse effect of the tax rate improving because we’re still enjoying some of these tax preferences against a lower pretax base, which results in a lower tax rate. I think on a normalized basis, you should think of a tax rate in the low to mid-20%s going forward.

Operator: Kevin McCarthy, Bank of America Merrill Lynch.

Kevin McCarthy: Larry, it seems you’ve got quite a few moving parts in your capital budget with the CF deal and the ammonia project foregone and other portfolio actions. How would you characterize CapEx prospects for 2014 or even any preliminary comments looking beyond that in terms of the shape of your spend?

Larry Stranghoener: Yes, Kevin, it’s something we’re spending a lot of time talking about internally, of course, and planning for. We’re not yet at a position to give guidance for 2014, but I think we’ve seen the peak years of CapEx with the potash expansion program largely behind us at this point, other than the K3 mine.

You should look for CapEx to begin tapering off a bit. Of course, one of the appeals of the CF deal is that it was CapEx neutral for us. Yes, we’re spending $1.4 billion, but in so doing, we’re also saving about $1.4 billion in future capital outlays.

I would call your attention to the slide we used at the analyst day presentation that tried to sketch out for you, over the next three to five years, what the various buckets would be from sustaining capital to growth capital and so on.

Jim Prokopanko: Kevin, it’s Jim. I’d just like to add to that. It’s an important question both capital allocation that you bring up.

Being a cyclical business and being a capital intensive business, with the scale and scope and cost of some of our expansions, capital allocation is critical to success in this. I think Mosaic’s really differentiated itself, building a strong balance sheet, able to finance our capital expansions through operating cash flow.

We take it very seriously and that’s what’s been behind some of these — repositioning our portfolio, the exit of the Hersey operations. We just couldn’t find a way to justify the capital expenditures that were necessary to expand the caverns at Hersey based on the kind of price forecast we have going on.

Similarly, Argentina and Chile, we’re exiting those markets because we just can’t see deploying capital and getting the kind of returns that we’re looking for. It’s an important thing in this business to do that smartly and do that well with discipline.

Operator: Jacob Bout, CIBC.

Jacob Bout: I had another question here on the Esterhazy brine management. Can you talk a little about any changes that you’ve seen in the salinity or composition of the brine? In that forecast of the $45 million to $50 million, maybe can give us a breakdown of what you’re spending on pumping versus grouting, that type of thing?

Jim Prokopanko: I will have Joc address your brine question.

Joc O’Rourke: Jacob, Joc O’Rourke here. Yes, in terms of the brine chemistry, again, it’s a little difficult to be exact on it, but we haven’t seen any substantial changes in the saturation of the brine at Esterhazy.

To your second question, pumping versus grouting, I think if you go back to our analyst day a couple of years ago, we did break that costs down. Essentially, our costs haven’t changed in terms of distribution, pumping being about one-third of the total cost, grouting being about one-third, and drilling being about one-third of the major cost. And those would account for 80% of the cost of managing brine.

Operator: Don Carson, Susquehanna Financial.

Don Carson: Jim, a question on potash pricing — you’re guiding down about $30 in the fourth quarter. You’ve talked about how you think we haven’t seen the bottom yet and price will deteriorate further into next year. Where do you think prices trough?

As I look at slide 9, which is your longer-term outlook, you’ve got a bump in global operating rates in 2014, but then kind of a flat line for the next five years. Are you expecting prices to remain flat or do you think that producers will start to shut in some capacity or maybe we’ll get a bump in demand out of India to help with pricing what’s otherwise a flat supply/demand environment?

Jim Prokopanko: The potash question, I’ll take the demand side and Rick will talk to you a bit about the price outlook. We’re expecting continued 3% growth annualized in the potash business over the next number of years. It’s just going to be lumpy and we’ve proven that, that you just don’t know when it’s going to come, but we will see, over this decade, a 3% annual growth rate.

What has been an anomaly over the past two years is the reduction in demand by two consumptive markets — India and China, their demand and shipments into those countries are both down about 2 million tonnes each. Both countries combined, 4 million tonnes has been removed, almost 10%, 7% - 8% of the annual demand has been removed by those actions. We don’t think that is sustainable. We’re convinced that both those markets are going to come back. We’re anticipating that sometime, by the end of this coming 2014 year, that we’ll see the demand begin to come back.

The other aspect of it is what’s happened in the pipeline. There’s shipments, and that’s what is down 4 million tonnes between India and China, and there’s farm consumption. In our reports and our study of the market is that the farmer consumption isn’t down to the same level that shipments are down. We think the Indian farmers are applying good rates of both potash and phosphate and we’re seeing pipeline stocks draw down.

With the recovery eventual and I think, within 12 months, we’ll see a recovery in China and India, we’ll start seeing the prices firming up and we’ll start seeing prices move up. I’m going to turn it over to Rick and see if he has any color to add about what we see the next fourth quarter pricing.

Rick McLellan: Although we don’t see any business on potash being consummated in India or China, we do believe that, either late this calendar year or early next year, they’ll have to come in. Jim talked about the pipeline destocking and that’ll be the impetus that will provide a move for price.

The good thing about markets destocking is that we’re seeing it in India, we’re seeing it in China, we’re seeing it in Brazil, three of the big markets. We’ve had a very good start in October to the North American fall application season.

Operator: Michael Piken, Cleveland Research.

Michael Piken: Just wanted to dig a little bit deeper in terms of the outlook for phosphate next year. You guys had talked about where you see the potash demand and shipments being for next year. Could you talk a little bit more about phosphate and how big of a deal is the India subsidy system with respect to phosphate? How big could we expect shipments to be in India for 2014 for phosphate? Thanks.

Jim Prokopanko: Rick McLellan, our commercial leader, will take that question.

Rick McLellan: Yes, Michael, if we look at next year, our expectation is 64 million to 66 million tonnes of phosphates globally and that will be the fifth consecutive year of demand growth for phosphates.

When we look at India, Jim talked about it a bit, we believe that, while imports have declined, on DAP, to near 4 million tonnes this year, channel inventories at retail distribution have been drawn down as the farm applications have been solid. This would, frankly, imply that we’ll see imports needed into India next year at 6 million to 6.5 million tonnes of DAP, which is part of what we expect the growth to be in the market.

Jim Prokopanko: I’m just going to add-on to that, Rick called it out, but we’ve seen five consecutive years of year-over-year growth in the phosphate business. I just want to underline, we’ve got tremendous confidence in the growth of the phosphate business. The necessity of this is it’s one of the three principal nutrients.

That’s what is behind our conviction in investing both in the Saudi phosphate joint venture, as well as the most recently announced agreement that we have with CF to buy the phosphate business. This is a good, solid business with steady growth prospects proven and into the future.

Operator: Adam Samuelson, Goldman Sachs.

Adam Samuelson: I was hoping to dig a bit more to the potash inventory situation. You built about 580,000 tonnes of inventory in the quarter and your 4Q operating rate guidance and volume guidance at the lower end would say you don’t expect to drive that down at all. Maybe talk about how comfortable you are carrying current levels of inventory into 2014?

Maybe any more color on the split between standard and granular product that you have that would color how you would respond to a demand recovery in India/China versus the US and Brazil?

Jim Prokopanko: Good question, particularly with us having our K2 proving run going on. There’s some explanation needed. I’m going to have Joc and Rick speak to the inventories of potash.

Joc O’Rourke: Adam, let me start by talking about the Esterhazy proving run. As you’re well aware, I’m sure, the way we determine our allocation at Canpotex is by doing these proving runs. So they’re quite important in terms of recognizing the value of our expansions.

At Esterhazy, we are nearing the completion of our proving run and we expect that we will demonstrate a capacity consistent with our already declared annual increase capacity. That’s gone very well, but what it’s meant is we’ve had to run an operation a little harder than we would normally run or a lot harder than we would normally run, particularly in this market. It’s meant we’ve added inventory. At the same time, we’ve had Colonsay shut down for two months, which has tried to mitigate it, but we’re still increasing inventory. With that, I’m going hand it over to Rick to talk about the demand side and how we’re going to deal with that.

Rick McLellan: Yes, I think, Adam, as you look going out of the year, that there’s a couple of points of clarification I’ll make. The high end of our range is the expectation that there will be some tonnes going to both India and China. The low end of the range is mother nature working against us in North America.

Right now, we’re very comfortable with the ranges we’ve provided and we think the market, frankly, as we look at what our inventories will be at the end of the year, it’ll give us that flexibility to respond when the pipelines are drawn down and the market begins to move. If we think back the last two years, Q1 has been really strong for potash.

Jim Prokopanko: I’d just add to that, this market that we’ve experienced in the last two to three years, these aren’t slow slowdowns or slow start-ups. Things happen pretty quickly these days. Having some inventory and having a buffer to respond when the markets come back, and when they do come back, I think they’ll come roaring back and that will happen quickly. We’ll be well-prepared to serve that market as demand picks up.

Operator: (Operator Instructions)

Mark Gulley, BCG Financial.

Mark Gulley: You talked about being able to control costs in this tough market. I wonder if we can talk a little bit more about Carlsbad. You did refer to that in your cost curve analysis at your investor day. Is it possible there to curtail potash production while maintaining K-Mag production?

Jim Prokopanko: Mark, I’ve said it earlier and you’re highlighting it. Everything is on the table. The potash sector has had quite a shock since July 30, causing everybody, I think, certainly I can speak for Mosaic, causing us to reassess how we deploy our capital. That’s a question we ask ourselves. Do we continue to run our Carlsbad facility, continue to run the MOP? Slack demand that we’re seeing now, we may not need the capacity. But it’s a question we have asked ourselves and we’re studying.

K-Mag is a great market. We have no intentions of curtailing any K-Mag. It’s important we keep that going. Stay tuned, you’ll hear more from us.

Larry Stranghoener: Mark, it’s Larry. Just to be clear, yes, we could operate the K-Mag part of the plant without operating the MOP part of the plant.

Operator: Matthew Korn, Barclays.

Matthew Korn: Could you give us some more specifics on the time of the expected buyback? It seems like Larry just confirmed that you look to participate in the debt markets by the end of the year. You’ve talked about balance sheet optimization by the middle of the year.

First, is it still in the intent that the lion’s share of any repurchases would probably be done by late spring? Secondly, you said you don’t expect to see a transaction to impact your ability to buy back shares. What could feasibly happen to change that type of outcome or that expectation? Maybe could you not go to the debt markets when you want? Could approvals for the deal get pushed back? Could things kind of linger? What would happen there?

Larry Stranghoener: Matthew, it’s Larry. I don’t think I’m going to give you the kind of detail that you’d like to hear, in that it’s not clear yet how many shares we’ll buy, from whom we’ll buy them, when we’ll buy them. It depends a lot on market circumstances. It depends upon the willingness of the MAC trusts to sell their shares, a willingness to sell how many of those shares, which isn’t clear to us, yet. It’s still a bit of a fluid situation.

I’d go back to what we’ve been saying. We’ve got capacity of roughly $4 billion between debt capacity and existing cash. There are some calls on that capacity. This EPA escrow account that we’ve described to you before and is described in our 10-K and 10-Q, other strategic opportunities that might come up.

But in the end, we still have ample capacity for share buybacks. We’ve got a strong desire to return capital to shareholders via a buyback. Of course, we’ll have no restrictions left after late November. We’ll look forward to developing and finalizing our plans at that time.

I would add one final comment with respect to our balance sheet targets, we said that we want to hit those targets by mid-2014. If you process all of that information then you can come up with, I think, some reasonable estimates about what we’re likely to do and when we’re likely to do it.

Operator: Don Carson, Susquehanna Financial.

Don Carson: Just a follow-up on your FPD program. I know in slide 13, you talked about how your volume dropped considerably on that. How much of your potash is moving out on that? Are you having to give steeper discounts off list in order to induce that the dealers hold material?

Jim Prokopanko: I’m going to have Rick address that now.

Rick McLellan: Yes, Don, year-over-year we’re up on the — we don’t talk about what we have in the program, but we’re up on volume. As far as discounts, right now, we’re in slot and people are taking the inventory that they have and it’s moving to market at the prices that we expect.

Jim Prokopanko: With that, I’m going to conclude our call. I’d like to reiterate a couple of our key messages.

First, we understand the cyclical nature of our industry and we’ve planned well so that Mosaic can thrive in the peaks and in the troughs. Our financial strength and conservative management approach are proving to be valuable assets.

Second, we’re making important strategic progress, highlighted by the Saudi joint venture, the pending phosphate acquisition, and our decisions to exit underperforming businesses. Finally, the long-term outlook for Mosaic remains extremely compelling. Economics, supply and demand, will prevail and demand for our products will grow along with the population and the need for more food. Thank you for joining us today and have a great day.

Operator: Ladies and gentlemen, this concludes today’s conference call. You may now disconnect.